Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No(s). 333-220993, 333-223448, 333-231507, 333-235480, 333-246083 and 333-255159 on Form S-8, and in Registration Statement No(s). 333-228562, 333-236207, 333-237737, 333-252562, 333-260267 and 333-262160 on Form S-3 of our auditors’ report dated March 28, 2022, relating to the consolidated financial statements of Venus Concept Inc. and its subsidiaries (the “Company”) for the years ended December 31, 2021 and 2020 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this Report on Form 10-K dated March 28, 2022.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 28, 2022

Toronto, Canada